Prudential ~ Financial

Prudential Mortgage Capital Company 100 Mulberry Street, Gateway Center 4 Newark, New Jersey 07102

Assertion of Management of Prudential Asset Resources, Inc. (a wholly - owned subsidiarv of Prudential Mortgage Capital Company, LLC)

April 12, 2002

As of December 31, 2001 and for the year then ended, Prudential Asset Resources, Inc. and its affiliate sub-servicers (the "Servicer") have complied in all material respects with the minimum servicing standards set forth in its minimum servicing policy (see Schedule A), which were derived from the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"), relating to mortgage loans held by LaSalle Bank National Association, as Trustee for the Banc of America Commercial Mortgage Inc. Commercial Mortgage Pass - Through Certificates Series 2001 - PB1.

As of and for this same period, Prudential Asset Resources, Inc. had in effect a fidelity bond and errors and o omissions policy each in the amount of $35,000,000.

D. A. Twardock

David A. Twardock

Prudential Mortgage Capital Company

CEO

Ann Hambly

Prudential Asset Resources

President

James McCarthy

Prudential Mortgage Capital Company

Comptroller